Exhibit 10(k)(1)

XEROX CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

(Formerly 1989 Deferred Compensation Plan For Directors)

2007 AMENDMENT AND RESTATEMENT

Preamble. This Plan is a private unfunded nonqualified deferred compensation arrangement for Directors and all rights shall be governed by and construed in accordance with the laws of New York, except where preempted by federal law. It is intended to provide a vehicle for setting aside funds for retirement.

Section 1. Effective Date. The original effective date of the Plan is January 1, 1989. The effective date of this 2007 Amendment and Restatement is the date hereof and dates set forth herein.

Section 2. Eligibility. Any Director of Xerox Corporation (the “Company”) who is not an officer or employee of the Company or a subsidiary of the Company is eligible to participate in the Plan (a Director who has so elected to participate is hereinafter referred to as a “Participant”). A Participant who terminates an election to defer receipt of compensation is not eligible to participate again in the Plan until twelve months after the effective date of such termination.

Section 3. Deferred Compensation Accounts. There shall be established for each Participant one or more deferred compensation Accounts (as hereinafter defined).

Section 4. Amount of Deferral.

(a) A Participant may elect to defer receipt of all or a specified part, expressed as a percentage of the cash compensation otherwise payable to the Participant for serving on the Company’s Board of Directors or committees of the Board of Directors. Any amount deferred is credited to the Participant’s Accounts on the date such amount is otherwise payable.

(b) In addition to the foregoing, there shall be credited to the deferred compensation accounts of each person who is serving as a Director on May 17, 1996 a sum computed by the Company as the present value of his or her accrued benefit under the Company’s Retirement Income Plan For Directors, if any, as of such date and each such Director shall be given notice of such amount. The amount so computed shall be final and binding on the Company and each such Director. Within 30 days of the giving of such notice, each such Director shall make an election on a form provided by the Company as to the hypothetical investment of such amount and the payment methods as permitted under Sections 6 and 8 hereof as in effect on such date under the administrative rules adopted by the Administrator.

Section 5. Time of Election to Defer. The election to defer will be made prior to the individual’s commencement of services as a Director for amounts to be earned for the remainder of the calendar year. In the case of an individual currently serving as a Director, the election to defer must be made prior to December 31, of any year for amounts to be earned in a subsequent calendar year or years. An election to totally terminate deferrals may be made at any time prior to the relevant payment date.

Section 6. Hypothetical Investment. Deferred compensation is assumed to be invested, without charge, in the (a) Balanced Fund, Income Fund, U.S. Stock Fund, International Stock Fund, Small Company Stock Fund or Xerox Stock Fund (or the successors thereto) (the “Funds”) established from time to time under the Xerox Corporation Profit Sharing and Savings Plan (the “Profit Sharing Plan”) (b) a fund with a variable fixed rate of return based upon the prime or base rate charged by one or more banks (“Prime Rate Investment”) and (c) such other fixed income return investments (“Fixed Return Investment”), all as shall be made available from time to time by the Administrator in his or her administrative discretion (“Investments”) as elected by the participant

It is anticipated that the Administrator will substitute the Prime Rate Investment for the Income Fund effective January 1, 1998. Amounts deferred prior to January 1, 1998 shall have a rate of return at the Income Fund or the Prime Rate Investment as elected by Participants on forms provided by the Administrator in connection with the implementation of the Prime Investment Rate.

Elections to make hypothetical investments in any one or more of the Investments shall be subject to administrative rules adopted by the Administrator from time to time.

No shares of Xerox stock will ever actually be issued to a Participant under the Plan.

Section 7. Value of Deferred Compensation Accounts and Installment Payments. The value of each Participant’s Accounts shall reflect all amounts deferred, gains , losses and rates of return from the Investments, and shall be determined at the close of business on each day on which securities are traded on the New York Stock Exchange. Hypothetical investments in the Profit Sharing Plan shall be valued on each business day based upon the value of such hypothetical investment as determined under such Plan on the valuation date under such Plan coincident with or last preceding such business day. The value of Investments not made under the Profit Sharing Plan shall be determined from such available source or sources as the Administrator in his or her sole discretion shall from time to time determine. The date as of which investments are valued pursuant to the foregoing sentences are referred to herein as a Valuation Date.

Section 8. Manner of Electing Deferral. A Participant may elect to defer compensation by giving written notice to the Administrator on a form provided by the Company, which notice shall include (1) the percentage to be deferred; (2) if more than one is offered under the Plan, the hypothetical investment applicable to the amount deferred; and (3) the payment method that will apply to the deferred compensation. A Participant may elect to a maximum of four separate payment methods during his or her participation in the Plan (“Accounts”). Such payment methods once made may never be changed. Each election to defer compensation under the Plan shall specify an Account from which payment will be made. The Accounts available under the Plan shall be:

Account 1 which shall be payable beginning the July 15 of a calendar year that follows the calendar year of retirement by the number of years elected by the Participant (0, 1, 2, 3, 4, or 5 years). The last payment shall be on the July 15 of the year in which the Participant attains a certain age elected by the Participant.

Account 2 which shall be payable beginning the July 15 of a calendar year that follows the calendar year of retirement by the number of years elected by the Participant (0, 1, 2, 3, 4, or 5 years) and is payable on each subsequent July 15 until the number of payments elected by the Participant have been made.

Account 3 which shall be payable on the July 15 of a calendar year that follows the calendar year of retirement by the number of years elected by the Participant (0, 1, 2, 3, 4, or 5 years) and is payable as a single sum.

Account 4 shall be available with respect to amounts deferred during 1998 and later years. This account is payable beginning on the July 15 of a specified year whether before or after retirement. In addition to this payment date, the Participant must elect the number of payments that are to commence on this date. The payment(s) from this account can be as a single sum or payable in up to four annual installments. Once Account 4 is established (an election is made to defer and the payment date is defined), deferrals to Account 4 shall cease for any calendar year in which a payment is scheduled to be made from this Account. The full account balance shall be distributed by the end of the installment period. Once the final payment is made from this Account, the Participant may elect to create a new Account 4. The initial election or any subsequent election to use this Account must be made by December 31 of the year preceding the calendar year in which deferrals will be allocated to this Account.

The first payment date that can be elected is the July 15 of the calendar year that follows the calendar year of election (calendar year containing the December 31 due date for election) by three years.

Not later than December 31, 1997, Participants who are currently serving as Directors of the Company may change their payment elections previously made under the Plan which specified payment dates relating to termination, retirement, death, or disability, by selecting payments pursuant to the methods described in Accounts 1 through 3 above. Such change shall be effected by the Participant filing with the Administrator a change of election on a form or forms established by the Administrator for such purpose. Such change shall be effective only with respect to payments in 1999 or later for Participants who are serving on the Company’s Board of Directors as of December 31, 1998.

The Administrator may adopt rules of general applicability for administration of payments under the Plan which may be elected by Participants, including without limitation, fixing the maximum age selected for payments to terminate and the maximum number of payments.

Section 9. Payment of Deferred Compensation.

(a) No withdrawal may be made from the Participant’s Account, except as provided under this Section and Sections 10 and 11.

(b) Payments from a Participant’s Account are made in cash in accordance with the elections made under Section 8 of the Plan based on the value of the Participant’s deferred compensation Accounts as of the Valuation Date immediately preceding the date of payment.

(c) Unless otherwise elected by a Participant with the written approval of the Administrator, payments of deferred compensation shall be made pursuant to the following formula: the amount of the first payment shall be a fraction of the value of the Participant’s deferred compensation account on the preceding Valuation Date, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent payment shall be a fraction of the value on the Valuation Date preceding each subsequent payment date, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Any other payment method selected with the written approval of the Administrator must in all events provide for payments in substantially equal installments.

(d) Upon termination of service on the Board of Directors, other than termination resulting from death, prior to retirement, the Participant’s Grandfathered Accumulated Benefits (as defined in Section 10(a)) shall be paid to the Participant as soon as administratively possible after his or her date of termination.

(e) Upon the death of a Participant either before or after retirement the total value of the Participant’s Accounts under the Plan shall be paid in accordance with an election made by such Participant in a lump sum or in installments, as appropriate, from the Accounts established under Section 8 to the beneficiary(ies) designated by the Participant.

(f) If a Participant dies either before or after retirement without having made such an election, the total value of his or her Accounts under the Plan shall be paid in a single payment to the Participant’s estate as soon as administratively possible after notice of his or her date of death has been received by the Administrator.

Section 10. Acceleration of Payment.

(a) For Unforeseeable Emergency/Hardship. Upon written approval from the Board of Directors (with the Participant requesting the withdrawal not participating) a Participant may be permitted to receive all or a part of the amounts deferred to his or her Accounts on or after January 1, 2005 (and earnings thereon) (such amounts, a Participant’s “Non-Grandfathered Accumulated Benefits”), if the Participant experiences an Unforeseeable Emergency. Any such distribution of a Participant’s Non-Grandfathered

Accumulated Benefits shall be in accordance with, and limited to that permitted under, section 409A(a)(2)(B)(ii) of the Internal Revenue Code and corresponding regulations. For purposes of this Section 10(a), “Unforeseeable Emergency” shall have the meaning set forth in section 409A(a)(2)(B)(ii) of the Internal Revenue Code and corresponding regulations. In the event the Board of Directors determines that a Participant has experienced and Unforeseeable Emergency, the Participant’s elective deferrals under the Plan shall be cancelled for the remainder of the calendar year following such determination, to the extent necessary to relieve the hardship caused by such Unforeseeable Emergency. However, the cancellation shall not apply to amounts deferred prior to the cancellation.

All or a part of the amounts credited to a Participant’s Accounts other than the Participant’s Non-Grandfathered Accumulated Benefits (such amounts, a Participant’s “Grandfathered Accumulated Benefits”) may be distributed to the Participant pursuant the terms of Section 10(a) of the Plan as in effect as of December 31, 2004.

(b) Upon a Change in Control. Within 5 days following the occurrence of a change in control of the Company (as hereinafter defined), each Participant shall receive a lump sum payment equal to the Participant’s Grandfathered Accumulated Benefits. For purposes hereof, a “change in control”, shall be deemed to have occurred if:

(A) Any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(B) The following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (1) individuals who, as of the date hereof constitute the Board, and (2) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended;

(C) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(D) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of the definition of Change in Control and Potential Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the

Company, (4) any person who becomes a beneficial owner in connection with a transaction described in sub clause (1) of clause (C) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

Within 5 days following the occurrence of a change in control of the Company (as defined above) that conforms to the definition under Section 409A of the Code of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance, each Participant shall receive a lump sum payment equal to the Participant’s Non-Grandfathered Accumulated Benefits.

Section 11. Other Penalized Withdrawals. Notwithstanding the provisions of Sections 9 and 10, a Participant may be permitted to receive all or part of his Grandfathered Accumulated Benefits (as defined in Section 10(a)) at any time provided that (A) the Administrator approves such distribution in his or her sole discretion, and (B) the Participant forfeits a portion of his Grandfathered Accumulated Benefits equal to a percentage of the amount distributed. The percentage reduction shall be the greater of (A) six percent, or (B) a percentage equal to one-half of the prime interest rate, as determined by the Administrator.

Section 12. Time Of Investment. Amounts deferred under the Plan shall begin to be credited with gains, losses and rates of return from Investments commencing on the date credited to the Participant’s Accounts.

Section 13. Participant’s Rights Unsecured. The benefits payable under this Plan shall be unfunded. Consequently, no assets shall be segregated for purposes of this Plan and placed beyond the reach of the Company’s general creditors. The right of any Participant to receive future installments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 14. Statement of Account. Statements will be sent to each Participant by February and August and more frequently if the Administrator so determines as to the value of their deferred compensation accounts as of the end of December and June, respectively.

Section 15. Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant, except by will or by the laws of descent and distribution or except as provided under Section 9.

Section 16. Business Days. In the event any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

Section 17. Administration. The Plan shall be administered by the Vice President of the Company having responsibility for human resources (the “Administrator”). The Administrator shall have the authority to adopt rules and regulations for carrying out the plan, and interpret, construe and implement the provisions of the Plan.

Section 18. Amendment. The Company expressly reserves the right to amend the Plan at any time and in any particular manner. Such amendments, other than amendments relating to termination of the Plan or relating to Investments under Section 6 of the Plan, may be effected by (i) the Board of Directors, (ii) a duly constituted committee of the Board of Directors (“Committee”), or (iii) the Vice President of the Company responsible for human resources or a representative thereof. In the event such office is vacant at the time the amendment is to be made, the Chief Executive Officer of the Company shall approve such amendment or appoint a representative. Amendments relating to termination of the Plan or relating to Investments under Section 6 of the Plan shall be effected pursuant to a resolution duly adopted by the Board of Directors of the Company, or a duly constituted committee of the Board of Directors of the Company, in accordance with the Business Corporation Law of the State of New York.

Any amendment, alteration, modification or suspension under subsection (iii) of the preceding paragraph shall be set forth in a written instrument executed by any Vice President of the Company and by the Secretary or an Assistant Secretary of the Company.

Section 19. Section 409A of the Internal Revenue Code. Notwithstanding any other provision of the Plan, no election by any participant or beneficiary, and no payment to any individual, shall be permitted under the Plan if such election or payment would cause any amount to be taxable under section 409A of the Internal Revenue Code with respect to any individual.

IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement to be signed as of the 5th day of December, 2007, effective as of the date hereof, and dates set forth herein.

XEROX CORPORATION

By:	/s/ P. M. Nazemetz
Vice President